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                                                                      Exhibit 11
                              THE GNI GROUP, INC.
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                   YEARS ENDED JUNE 30, 1997, 1996, AND 1995


                                                  1997          1996          1995
                                                  ----          ----          ----
EARNINGS (LOSS) PER COMMON
SHARE - PRIMARY:
Net income (loss)                                $ 752,620  $(2,111,518)    $3,150,598
                                                 =========  ===========     ==========
Shares Outstanding:
Average common shares outstanding                6,571,854    6,562,741      5,943,966
Common shares issuable with respect
to common share equivalents with a
dilutive effect:
Assumed exercise of stock options                  194,707            0(1)      52,682
Assumed conversion of warrants                     212,439           --             --
Assumed conversion of series A
preferred stock                                         --            0(1)     614,726
                                                 ---------  -----------     ----------
Average common and dilutive
common shares outstanding                        6,979,000    6,562,741      6,611,374
                                                 =========  ===========     ==========
Net income (loss) per common
share-primary                                    $    0.11  $     (0.32)    $     0.48
                                                 =========  ===========     ==========
EARNINGS (LOSS) PER COMMON
SHARE - ASSUMING  FULL DILUTION:
Primary shares outstanding                       6,979,000    6,562,741      6,611,374
Additional common shares issuable
assuming full dilution:
Assumed exercise of stock options                        0            0(1)     158,681
                                                 ---------  -----------     ----------
Average common and dilutive common
equivalent shares outstanding assuming
full dilution                                    6,979,000    6,562,741      6,770,055
                                                 =========  ===========     ==========
Net income (loss) per common
share - full dilution                            $    0.11  $     (0.32)    $     0.47
                                                 =========  ===========     ==========

(1)  No exercise assumed due to net loss


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